Exhibit 99.2

5/1/2008

CBL & ASSOCIATES PROPERTIES, INC.

CONFERENCE CALL, FIRST QUARTER

MAY 1, 2008 @ 10:00 AM EDT

Stephen:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties Inc., conference call to discuss first quarter results. Joining me today is John Foy, Chief Financial Officer and Katie Reinsmidt, Director of Corporate Communications and Investor Relations who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein for a discussion of such risks and uncertainties. During our discussion today, references made to per share are based upon a fully diluted converted share.

A transcript of today’s comments, the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website. This call will also be available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on the Form 8-K.

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Stephen:

Thank you, Katie.

In 2008 we will celebrate CBL’s 30th anniversary and our 15th anniversary as a publicly traded company. These are significant milestones and we appreciate the role that each of you have played in helping us. To celebrate this anniversary we will have the honor of ringing the closing bell at the New York Stock Exchange on June 3rd and invite each of you to join us for this event. Please contact Katie for the details.

Today we are focused on continuing the successful track record we have built over the last 30 years. While the environment has changed over the past year, the fundamentals of the business have remained virtually the same. Despite the challenging economy, we recorded encouraging results this quarter including increases in occupancy, positive same center NOI growth, strong leasing spreads and FFO growth. We are continuing to maximize the productivity of our core portfolio through leasing and management and through opportunistic expansions and redevelopments. We are generating growth with a pipeline of solid new development projects that are well-positioned for long-term success. As a result of the tight credit markets we are seeing an increase in the number of projects from smaller private developers that are unable to secure funding. Not only is this providing us with new opportunities, but it is also making retailers more inclined to sign onto projects with established developers like CBL.

DEVELOPMENT REVIEW:

Our largest and most important development opening in 2008 is Pearland Town Center. We will celebrate the grand opening of this outstanding project on July 30th and we invite you to join us for this exciting event. Pearland Town Center is a 1.2 million square foot mixed-use center located 20 miles south of Houston in Pearland, TX. The project represents our first large-scale mixed-use development incorporating retail, hotel, office, and residential components. The center will include a 718,000 square foot lifestyle center anchored by Macy’s, Dillard’s, Barnes & Noble and a tremendous line-up of specialty stores and restaurants including Hollister, American Eagle, Pac Sun, Charlotte Russe, Forever 21, MiMis Café and BJ’s Brewhouse. The lifestyle center will open more than 80% leased and committed. The development also includes approximately 50,000 square feet of office space and a 100-room Courtyard by Marriott that are both located above the retail shops. We recently announced details on the residential component of the project which is called, “The Residences at Pearland Town Center”. The Residences will consist of 250 apartment units including 62 units located above the retail shops and 188 units located in two free-standing apartment buildings owned by a third-party.

In the fall we will celebrate another first for our Company with the grand opening of Plaza Macaé in Macaé, Brazil, our first international development. The 230,000 square foot project is a 60/40 joint venture with Tenco Realty of Belo Horizonte. Plaza Macaé is receiving very strong interest in the market from retailers and is already more than 65% leased and committed. The lease for the final anchor location is currently wrapping up, which will bring the occupancy up to 90%. The retail fundamentals in Macaé and the

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overall Brazilian market are very favorable, and it is a positive that CBL is able to tap into this opportunity through our Tenco/CBL joint venture.

This afternoon we will issue a press release on a new 700,000 square foot power center called The Promenade in D’Iberville, MS, near Biloxi/Gulf Port. The Promenade will feature eleven anchors and more than 80,000 square feet of specialty shops and restaurants. We have leased or committed more than 365,000 square feet of the anchor and big-box space. The project is an 85/15 joint venture of CBL and Forum Development. The project will benefit from tax exempt bond funding through the GO Zone legislation, which is designed to encourage development in Hurricane-impacted areas. Construction will begin this month with a grand opening scheduled for fall 2009.

We announced several new additions and redevelopments at our existing centers during the first quarter. At Oak Park Mall in Overland Park, KS, we announced the addition of Barnes & Noble. The new 35,000 square foot store is under construction and will open early next year.

In the fourth quarter, a 30,000 square foot two-level Barnes & Noble will open in the 90,000 square foot lifestyle redevelopment at West County Center in St. Louis, MO. Additional shops and restaurants will follow in early 2009.

At Coastal Grand in Myrtle Beach, SC JCPenney celebrated their grand opening. The new 103,000 square foot store received a very strong reception from the market.

LEASING:

During the first quarter we signed a total of approximately 1.66 million square feet of leases including approximately 760,000 square feet of development leases and 900,000 square feet of leases in our operating portfolio. The 900,000 square feet in our operating portfolio was comprised of 225,000 square feet of new leases and 675,000 square feet of renewal leases. This compares with a total of 2.1 million square feet of leases signed in the first quarter of 2007, including 1.2 million square feet of development leasing and 880,000 square feet completed in the operating portfolio. Of the 880,000 square feet in the operating portfolio, 375,000 square feet were new leases and 505,000 square feet were renewals. To-date we have completed approximately 80% of our 2008 renewals.

For stabilized mall leasing in the first quarter on a same space basis, we achieved an average increase of 12.8% over the prior gross rent per square foot.

Total portfolio occupancy increased 60 basis points to 91.6% as of March 31, 2008. Mall occupancy increased 10 basis points to 91.3% with stabilized mall occupancy declining 10 basis points to 91.4%. Occupancy in the associated centers increased to 94.9% from 92.0% at year-end. Portfolio occupancy excluding the centers acquired in the fourth quarter 2007 rose 80 basis points to 91.8%. Stabilized mall occupancy excluding centers acquired in the fourth quarter 2007 increased 10 basis points to 91.6%.

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BANKRUPTCY UPDATE:

While bankruptcy and store closures have certainly increased, the impact to-date to our portfolio has been minimal. Friedman’s, The Disney Store and Bombay are the major retailers that have gone into bankruptcy recently. While we are still working through the process we anticipate that the resulting store closures will comprise less than 0.5% of annual gross rents.

We have 23 Friedman’s stores representing 34,000 square feet and $2.3 million in annual gross rent. We are currently in negotiations for another national jeweler to take approximately 25% of the locations closing and we are lining up prospects for the remainder.

Bombay entered Chapter 11 last year and closed their stores. We had 14 locations representing 59,000 square feet and $2.1 million in annual gross rents. We have deals completed for over a third of the space and are receiving strong interest on the remainder.

The operators of The Disney Store entered Chapter 11 during the quarter and Children’s Place announced that they were in advanced discussions to sell the unit back to Disney. We have 15 Disney Stores representing 63,000 square feet and $2.7 million in annual gross rent. While we are still in discussions, we anticipate that only nine stores will close totaling 30,000 square feet and $1.1 million in annual rents. At this time all of the stores are still open and operating and we are working on backfilling spaces that we anticipate getting back.

Linens n’ Things announced that they may seek bankruptcy protection. We currently have 11 locations representing $4.1 million of annual gross rents and 333,000 square feet. The locations are all open and operating at this time.

RETAIL SALES

Same-store sales declined 2.7% to $341 per square foot for reporting tenants 10,000 square feet or less in stabilized malls for the rolling twelve months ended March 31, 2008. January sales numbers were impacted this year by the mismatched fiscal calendar. There were four “retail” weeks in January this year, versus five weeks in January 2007. This phenomenon happens about once every six years.

Now I will turn the call over to John for our financial review.

JOHN:

Thank you, Stephen.

FINANCIAL REVIEW:

We were pleased with our first quarter results achieving FFO per share of $0.80, compared with $0.78 per share in the prior year period. FFO for the first quarter 2008 included $0.04 per share of lease termination fees and outparcel sales compared with $0.06 per share for the prior year period. FFO in the first quarter 2008 was also reduced

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by $1.3 million due to the benefit payments related to the retirement of our former SVP of leasing. FFO was also reduced by $1.7 million due to the write-off of abandoned projects.

Same-center NOI growth, excluding lease termination fees, increased 0.9% for the first quarter compared with the prior year period. The increase was within our guidance range.

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Our cost recovery ratio for the quarter ended March 31, 2008, was 96.3% compared with 98.3%, in the prior-year period. Today we are about 75% converted to fixed CAM. As such, the recovery ratio will fluctuate during the year as seasonal items, such as snow removal, impact the ratio. We anticipate the cost recovery ratio for the full year to be close to 100%.

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G&A represented approximately 4.5% of total revenues in the first quarter ended March 31, 2008 compared with 4.1% of revenues for the quarter ended March 31, 2007. Excluding the $1.3 million retirement benefits charge, G&A would have been 4.0% of total revenues.

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Our debt-to-total market capitalization ratio was 67.8% as of the end of March compared with 46.8% as of the end of the prior year period. The increase in our debt-to-market cap is primarily a result of the decline in our stock price. Using the price from March 31, 2007 our debt-to-market cap would have been 53.4%.

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Variable rate debt was 13.6% of the total market capitalization as of the end of March versus 8.2% as of the end of the prior-year. Variable debt represented 20.2% of total debt compared with 17.6% in the prior year period.

•	Our EBITDA to interest coverage ratio for the quarter ended March 31, 2008, was 2.17 times compared with 2.45 times for the prior year period.

GUIDANCE UPDATE:

We are maintaining our FFO guidance for 2008 of $3.46 to $3.56 per share, which represents a 6.1% - 9.2% increase over 2007 FFO per share, excluding the impairment charge. The guidance assumes NOI growth of 0.0% to 2.0%, excluding lease termination fees from both periods. The guidance also assumes outparcel sales of $0.12 to $0.16 per share and does not include any new acquisitions.

ACQUISITIONS/DISPOSITIONS

In April, we completed the sale of five community centers located in Greensboro, NC for approximately $24.0 million to three separate buyers. A list of these centers is included in our earnings release. The community centers were originally acquired in the fourth quarter of 2007 as part of the Starmount acquisition. As a result of the sales we anticipate recording a $1.5 million gain on sale of real estate in net income during the second quarter. This gain will not impact FFO. We have received a strong interest for several other office and community center properties and anticipate providing updates on any subsequent sales when we announce second quarter results. As we previously indicated, we are taking our time with these sales to ensure that we are able to maximize the value.

FINANCING

5/1/2008

Despite the difficulties in the credit markets, we are pleased to have completed more than $383.0 million in financings year-to-date including a new, unsecured term facility of $228.0 million.

Our joint venture partnership completed a $100.0 million, interest-only non-recourse five-year loan secured by Friendly Center and six adjacent office buildings in Greensboro, NC. The loan has a fixed interest rate of 5.33%. The joint venture also completed a $15.7 million, interest-only non-recourse five-year loan secured by Renaissance Center in Durham, NC. The loan has a fixed interest rate of 5.22%.

CBL entered into a separate one-year extension of the $39.6 million, non-recourse loan secured by Oak Hollow Mall in High Point, NC. The extension maintains the interest rate at 7.3%. We also have the option to extend the maturity an additional five years.

These financings demonstrate the strong relationships and confidence we share with our financial partners. Even in this capital-constrained environment we are still able to borrow at very attractive rates. We have remaining maturities of approximately $340 million of non-recourse loans coming due in 2008 and are making good progress towards financing these assets.

We currently have $744 million listed on the development schedule for projects under construction. We have construction loans for each of these projects that total $591 million and we have funded all of the required equity for these development projects.

CONCLUSION:

We are pleased with our first quarter results and are focused on continuing to meet and exceed expectations through the balance of the year. Despite the fickle credit markets and lower consumer confidence levels we believe that we will have a successful 2008. We are looking forward to visiting with many of you at the ICSC May convention anticipate another strong convention for our Company.

We appreciate your joining us today and would now be happy to answer any questions you may have.